EL GRUPO DE INFORMACIÓN Y ATENCIÓN AL MINERO CERTIFICA
Que revisado el sistema de información de la Agencia Nacional de Minería, se constató que el día diez (10) de junio de dos mil veinte (2020), bajo el radicado numero 20201000528242 fue aprobada CESION TOTAL DE DERECHOS a favor del señor(a)/entidad MADRE TIERRA MINING SAS, en un área ubicada en la jurisdicción  del municipio de MONTECRISTO, ubicado en el departamento de BOLIVAR, la cual está amparada bajo el titulo minero N° ICQ-0800362X-Z1.-LEY_685-2001.

A la fecha el expediente se encuentra VIGENTE - EN ESTADO JURIDICO ORDEN DE ACTIVIDADES en el GRUPO DE FISCALIZACION MINERA de la Agencia.

Por lo tanto los titulares están AUTORIZADOS para explorar y explotar minerales de oro y sus concesibles, de conformidad con lo establecido en el artículo 14,15, 46,47,59,60,61,73 DE LA LEY 685 del Código de Minas.

La presente Certificación se expide a petición del señor(a)/razón social MADRE TIERRA MINING SAS, en calidad de TITULAR, -VALIDEZ sesenta (60) días hábiles A PARTIR_EXPEDICION-

Dado en Bogotá D.C., a los diez (10) días del mes de julio de dos mil veinte (2020)

/s/Aydee pEÑA GUTIERREZ
AYDEE PEÑA GUTIERREZ
Gestor Grupo de información y Atención al Minero

CERT-VFMGIAM-224031
PARA TODOS LOS EFECTOS LA PRESENTE CERTIFICACIÓN ÚNICAMENTE ES VALIDA EN ORIGINAL. PARA CONFIRMAR SU AUTENTICIDAD COMUNICARSE AL N°. 2201999